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                              CERTIFICATE OF MERGER

                                     Merging

                             STUDENT SUCCESS, INC.,
                             a Wisconsin corporation

                                  with and into

                             COLLEGELINK CORPORATION
                             a Delaware corporation

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             Pursuant to Section 252 of the General Corporation Law
                            of the State of Delaware

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         CollegeLink Corporation, a corporation duly organized and existing under the laws of the State of Delaware ("Merger Sub"), does hereby certify as follows:

         FIRST: An Agreement and Plan of Merger dated as of October 20, 1999, among CollegeLink.com Incorporated, a Delaware corporation ("Parent"), Merger Sub, Student Success, Inc., a Wisconsin corporation ("SSI"), Bradford J. Baker, Patrick S. O'Brien and the Patrick S. O'Brien Stock Trust, as amended by a First Amendment to Agreement and Plan of Merger dated as of the date hereof (as amended, the "Merger Agreement"), setting forth the terms and conditions of the merger of SSI with and into Merger Sub (the "Merger"), has been approved, adopted, certified, executed and acknowledged by Merger Sub and SSI (collectively, the "Constituent Corporations") in accordance with Section 252 of the Delaware General Corporation Law ("DGCL"). The Merger Agreement was adopted by the board of directors of the Merger Sub and without any vote of its stockholders in accordance with DGCL Section 251(f) and all of the conditions set forth in the first sentence of Section 251(f) have been satisfied.

         SECOND: The name of the corporation surviving the Merger (the "Surviving Corporation") shall be CollegeLink Corporation.

         THIRD: The Certificate of Incorporation of the Surviving Corporation shall be its Certificate of Incorporation.

         FOURTH: An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address:

                           CollegeLink Corporation
                           c/o CollegeLink.com Incorporated
                           55 Hammarlund Way
                           Middletown, RI 02842



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         FIFTH: A copy of the Merger Agreement will be furnished by the
Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.

         SIXTH: The authorized capital stock of SSI is 9,000 shares of common stock, without par value per share.

         SEVENTH: The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

         IN WITNESS WHEREOF, CollegeLink Corporation has caused this Certificate of Merger to be executed as of February 15, 2000.


                                                     COLLEGELINK CORPORATION



                                                     By:    /s/  Veronica Szewc
                                                     Name:  Veronica Szewc
                                                     Title: Secretary

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